Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Edge Therapeutics, Inc.:

We consent to the use of our report dated April 13, 2015, except as to Note 13 with respect to the reverse stock split which is as of September 21, 2015, with respect to the financial statements of Edge Therapeutics, Inc. as of December 31, 2014 and 2013, incorporated herein by reference.

/s/ KPMG LLP

Short Hills, New Jersey
October 21, 2015